Exhibit 10.3

Execution Version

OPTION TO NEGOTIATE FOR AN EXCLUSIVE LICENSE

This Option to Negotiate for an Exclusive License (this “Agreement”) is entered into as of September [_], 2026 (the “Effective Date”), by and between PDS Biotechnology Corporation, a Delaware corporation (the “Company”), and NantWorks, LLC (the “Purchaser”).  The Company and the Purchaser are each referred to herein as a “Party” and together as the “Parties.”

1.	DEFINITIONS

Whenever used in this Agreement, the following terms, whether used in the singular or the plural, shall have the meanings specified below.

1.1	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

1.2
“Competing Transaction” means any license, sale, assignment, transfer, option, joint venture, collaboration, or other transaction or arrangement with any Third Party involving (i) any right to develop, manufacture, or commercialize the Product or any product utilizing the Company’s intellectual property with HPV16, or (ii) Product IP solely covering the Product (“Sole IP”).

1.3	“Field” means all fields of use.

1.4
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

1.5
“Product” means the Company’s formulation of HPV16 antigen combined with the platform nanoparticle technology, R-Dotap (Versamune®) known as PDS0101, together with any modifications, improvements or subsequent formulations thereof.

1.6	“Product IP” means Product Patents and Product Know-How.

1.7
“Product Know-How” means all technical, scientific, regulatory, and other information, data, and materials relating to the Product, whether or not patentable, including manufacturing processes, formulations, preclinical and clinical data, and quality and regulatory documentation.

1.8
“Product Patents” means all patents and patent applications, and all substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, owned or controlled by the Company and covering or claiming the Product.

1.9	“Purchaser” means NantWorks, LLC.

1.10	“Territory” means worldwide.

1.11	“Third Party” means any person or entity other than the Company, Purchaser and their respective Affiliates.

2.	GRANT

2.1
Grant. On the terms and conditions of this Agreement, the Company hereby grants the Purchaser an exclusive right (the “Option”) during the Option Period to negotiate an exclusive license, with the right to grant and authorize sublicenses, under the Product IP in the Field to make, have made, use, import, offer to sell and sell Products in the Territory but no license, or other property right under the Product IP is granted unless and until the Parties execute a definitive license agreement (the “License Agreement”).

2.2
Consideration.  The Option is granted in consideration of the Purchaser’s payment to the Company of Twenty Five Thousand Dollars ($25,000), which shall be payable in full within five (5) business days after the Effective Date.  This Agreement shall be effective immediately upon execution by both Parties.

3.	OPTION PERIOD; EXCLUSIVITY

3.1
Option Period.  The option period shall commence on the Effective Date and continue for twelve (12) months thereafter, unless earlier terminated in accordance with this Agreement (the “Option Period”). Upon expiration of the Option Period, the Option shall automatically expire and the Purchaser shall have no further right to negotiate the License Agreement pursuant to Section 2.  Following expiration or termination of the Option Period, the Company shall be free to solicit, discuss, negotiate and enter into any transaction with any Third Party with respect to the Product, Product IP or any related rights, without restriction under this Agreement.

3.2
Negotiation.  The Company and the Purchaser shall promptly commence negotiation of the License Agreement after the Effective Date. The Parties will negotiate the License Agreement in good faith but neither Party shall be obligated to enter into a License Agreement, and no term shall be binding unless set forth in the License Agreement.

3.3
Access to Information.  During the Option Period, the Company shall provide the Purchaser with reasonable access to information, documents, data, personnel, and other materials relating to the Product and Product IP, as reasonably requested by the Purchaser for purposes of evaluating and negotiating the License Agreement.

3.4
Exclusivity.  During the Option Period, the Company shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, agents, and representatives not to, directly or indirectly: (a) solicit, initiate, encourage, or facilitate any inquiry, proposal, or offer from any Third Party relating to a Competing Transaction; (b) engage or participate in any discussions or negotiations with any Third Party regarding a Competing Transaction; (c) furnish to any Third Party any non-public information relating to the Product IP in connection with, or that could reasonably be expected to lead to, a Competing Transaction; or (d) enter into any letter of intent, term sheet, agreement in principle, or definitive agreement with any Third Party with respect to a Competing Transaction. Notwithstanding the foregoing, beginning on the ten (10) month anniversary of the Effective Date, the Company may engage in discussions with Third Parties, but shall not enter into any binding agreement with respect to a Competing Transaction without the Purchaser’s prior written consent.

3.5	Effect of Execution. If the Parties execute a License Agreement during the Option Period, this Agreement shall automatically terminate and be superseded by the License Agreement.

4.	CONFIDENTIALITY

4.1          “Confidential Information” means all non-public information, data, documents, and materials disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including all information relating to the Product, Product IP, Product Know-How, the Disclosing Party’s business, operations, financial condition, customers, suppliers, regulatory filings, and any other technical, scientific, commercial, or proprietary information, whether disclosed orally, in writing, electronically, or by any other means.  Confidential Information shall not include information that: (A) is or becomes publicly available through no fault of the Receiving Party; (B) was rightfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party without restriction on disclosure; (C) is rightfully obtained by the Receiving Party from a Third Party without breach of any confidentiality obligation; or (D) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

4.2          Confidentiality Obligations.  The Receiving Party shall: (A) maintain the confidentiality of all Confidential Information using at least the same degree of care it uses to protect its own confidential information of like kind, but in no event less than reasonable care; (B) not disclose any Confidential Information to any Third Party without the Disclosing Party’s prior written consent, except to the Receiving Party’s Affiliates and its and their respective directors, officers, employees, attorneys, accountants, and advisors who have a need to know such information for purposes of evaluating and negotiating the License Agreement and who are bound by, or otherwise owe, confidentiality obligations no less protective than those set forth herein; and (C) promptly notify the Disclosing Party of any unauthorized disclosure or use of Confidential Information of which the Receiving Party becomes aware.

4.3        Use Restriction.  The Receiving Party shall use the Confidential Information of the Disclosing Party solely for the purpose of evaluating whether to enter into the License Agreement and negotiating the terms thereof (the “Permitted Purpose”), and for no other purpose whatsoever.  Without limiting the foregoing, the Purchaser shall not use any Company Confidential Information to develop, manufacture, or commercialize any product that combines an HPV16 antigen with a nanoparticle delivery technology substantially similar to R-Dotap (Versamune®).

4.4       Required Disclosure.  If the Receiving Party is required by law, regulation, or legal process to disclose any Disclosing Party’s Confidential Information, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information that is legally required to be disclosed and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

4.5        Return of Confidential Information.  Upon the termination or expiration of this Agreement without execution of a License Agreement, the Receiving Party shall promptly return to the Disclosing Party or destroy (at the Disclosing Party’s election) all of the Disclosing Party’s Confidential Information and all copies, summaries, and extracts thereof in the Receiving Party’s possession or control, and shall certify in writing to the Disclosing Party that it has done so; provided that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information solely for legal compliance and record-keeping purposes, which copy shall remain subject to the confidentiality and use restrictions of this Section 4.

4.6          Survival.  The obligations of the Receiving Party under this Section 4 shall survive any termination or expiration of this Agreement for a period of five (5) years.

5.	MAINTENANCE OF THE PRODUCT IP; REPRESENTATIONS AND WARRANTIES

5.1	Maintenance Obligations. During the term of this Agreement, the Company shall, at its own expense and in the ordinary course of business consistent with past practice:

(A)
maintain and prosecute all Product Patents, and not abandon, allow to lapse, or fail to pay any maintenance, annuity, or renewal fee with respect to any Product Patents, without providing the Purchaser at least thirty (30) days’ prior written notice and a reasonable opportunity to assume such maintenance or prosecution, at the Purchaser’s expense;

(B)
maintain in good standing all regulatory filings, approvals, and authorizations relating to the Product, and not withdraw, abandon, or materially amend any such filing or approval without the Purchaser’s prior written consent;

(C)	not sell, transfer, assign, encumber, license, or otherwise dispose of any right, title, or interest in or to the Sole IP, or grant any lien or security interest therein, other than to the Purchaser;

(D)
maintain the Product IP, including any physical, biological, or other materials comprising or relating to the Product, in substantially the same condition as of the Effective Date and in accordance with applicable law and good industry practice; and

(E)
not take, or fail to take, any action within its reasonable control that would materially impair the value of the Product IP or the Purchaser’s ability to develop or commercialize the Product following execution of a License Agreement.

5.2
Notice of Adverse Developments.  The Company shall promptly notify the Purchaser in writing of any material adverse development affecting the Product IP, including any safety issue, regulatory action, Third Party claim of infringement, or challenge to the Company’s ownership of or right to use the Product IP.

5.3
Company Representations.  The Company represents and warrants that: (A) it owns or otherwise controls the entire right, title, and interest in and to the Product IP, free and clear of any lien, encumbrance, or license to any Third Party that conflicts with the rights granted to the Purchaser herein; (B) it has not granted, and during the Option Period will not grant, any option, license, or other right in or to the Product IP to any Third Party that conflicts with this Agreement; and (C) to Company’s knowledge, the conduct of the Company’s business relating to the Product as currently conducted, and the practice of the Product IP, does not to the Company’s knowledge infringe, misappropriate or otherwise violate the intellectual property rights of any Third Party.

6.	TERM AND TERMINATION

6.1
Term.  This Agreement shall commence on the Effective Date and continue until the earlier of: (A) execution of a License Agreement; (B) one year from the Effective Date or (C) termination in accordance with this Section 6.

6.2
Termination by Purchaser.  The Purchaser may terminate this Agreement for convenience effective upon written notice to the Company. Upon any such termination, the Option shall immediately expire and the Purchaser shall have no further rights under Section 2 and 3 of this Agreement.

7.	MISCELLANEOUS

7.1
Assignment.  The Purchaser may assign this Agreement, and its rights and obligations hereunder (including the Option and other rights under this Agreement), to its Affiliate, without the consent of the Company; provided that the Purchaser shall provide the Company written notice of any such assignment.

7.2
Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (A) on the date of delivery if delivered personally; (B) on the first business day following the date of dispatch if delivered by a recognized overnight courier service; or (C) on the third business day following the date of mailing if mailed by certified or registered mail, return receipt requested, postage prepaid.  Notices shall be sent to the addresses set forth below, or to such other address as either Party may designate by written notice to the other Party.

If to the Company:

PDS Biotechnology Corporation
303A College Road East
Princeton, NJ 08540
Attention: Frank Bedu-Addo
Email: fbeduaddo@pdsbiotech.com

with a copy to (which shall not constitute notice):
DLA Piper LLP (US)
1650 Market Street, Suite 5000
Philadelphia, Pennsylvania 19103
Attention: Fahd M.T. Riaz, Esq.
Email: fahd.riaz@us.dlapiper.com

If to the Purchaser:

NantWorks, LLC
303A College Road East
Princeton, NJ 08540
Attention: Jimmy Ho
Email: legal@nantworks.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich and Rosati
31 W. 52nd St., 9th Floor
New York, New York 10019
Attention: Seth Flaum
Email: sflaum@wsgr.com

7.3	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

7.4
Dispute Resolution.  Any dispute, controversy, or claim arising out of or relating to this Agreement shall be resolved exclusively in the state or federal courts located in Delaware, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to venue in such courts.

7.5
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, relating to such subject matter.

7.6	Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by both Parties.

7.7
Waiver.  No waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party.  No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof.

7.8
Severability.  If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith to replace the invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

7.9
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures transmitted by facsimile or electronic means (including PDF) shall be deemed original signatures for all purposes.

[Signature page below]

PDS Biotechnology Corporation

By:
Name:	Frank Bedu-Addo
Title:	Chief Executive Officer

Purchaser:

NantWorks, LLC

By:
Name:
Title: